                                SCHEDULE 14A
                               (Rule 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934  (Amendment No.    )

Filed by the registrant   / x /
Filed by a party other than the registrant
/   /  Preliminary proxy statement
/ x /  Definitive proxy statement
/   /  Definitive additional materials
/   /  Soliciting material pursuant to Rule 14a-11(c)
       or Rule 14A-12
                       AMERICAN FINANCIAL GROUP, INC.
              (Name of Registrant as Specified in Its Charter)

                              James C. Kennedy
                 (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

        / x /  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-
               6(i)(1), or 14a-6(j)(2).
       /   /   500 per each party to the controversy pursuant to
               Exchange Act rule 14a-6(i)(3).
       /   /   Fee computed on table below per Exchange Act Rules 14a-
               6(i)(4) and 0-11.

               (1) Title of each class of securities to which transaction applies:

               (2) Aggregate number of securities to which transactions applies:

               (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act rule 0-11: ftnt. 1

               (4) Proposed maximum aggregate value of transaction:

                    Check box if any part of the fee is offset as provided by
               Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

               (1) Amount previously paid:
               (2) Form, schedule or registration statement no.:
               (3) Filing party:
               (4) Date filed:



1. Set forth the amount on which the filing fee is calculated and state how it was determined.

                       AMERICAN FINANCIAL GROUP, INC.

                           One East Fourth Street
                           Cincinnati, Ohio 45202



                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



                         To be Held on June 4, 1996


To our Shareholders:

        The Annual Meeting of Shareholders of American Financial Group, Inc. will be held on Tuesday, June 4, 1996, at 10:30 a.m., at The Cincinnatian Hotel, 601 Vine Street, Cincinnati, Ohio. The purposes of the meeting are:

       1.      To elect eight directors;

       2.      To  approve the Company's  Non-Employee
               Directors' Compensation Plan; and

       3.      To transact such other business as  may
               properly  come  before  the  meeting   or   any
               adjournment thereof.


       Only shareholders of record at the close of business on April 15, 1996 are entitled to receive notice of and to vote at the meeting or any adjournment thereof.

        You are invited to be present at the meeting so that you can vote in person. Whether or not you plan to attend the meeting, please date, sign and return the accompanying proxy form in the enclosed, postage-paid envelope. If you do attend the meeting, you may either vote by proxy or revoke your proxy and vote in person. You may also revoke your proxy at any time before the vote is taken at the meeting by written revocation or by submitting a later-dated proxy form.

                                             Sincerely,




                                             Carl H. Lindner
                                             Chairman of the Board and
                                               Chief Executive Officer


Cincinnati, Ohio
April 22, 1996

                       AMERICAN FINANCIAL GROUP, INC.
                               PROXY STATEMENT


                                INTRODUCTION

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Financial Group, Inc. ("AFG" or the "Company") for use at the Annual Meeting of Shareholders (the "Meeting") to be held on Tuesday, June 4, 1996, at 10:30 a.m. and any adjournment thereof. The approximate mailing date of this Proxy Statement and accompanying proxy form is April 22, 1996. At the Meeting, shareholders will be asked to elect eight directors, to approve the Company's Non-Employee Directors' Compensation Plan and to transact such other business as may properly come before the Meeting or any adjournment thereof.

        The Company was formed for the purpose of acquiring American Premier Underwriters, Inc. ("APU") and American Financial Corporation ("AFC") in merger transactions completed on April 3, 1995 (the "Mergers"). Following shareholder approval at the Company's 1995 Annual Meeting of Shareholders in June 1995, the Company changed its name from American Premier Group, Inc. to American Financial Group, Inc. As used herein, unless the context otherwise indicates, the terms "Company" and "AFG" refer to American Financial Group, Inc., as the successor company, for the period after the Mergers and refer to APU, as the predecessor company, for the period prior to the Mergers.


                            VOTING AT THE MEETING

Record Date; Shares Outstanding

        As of April 15, 1996, the record date for determining shareholders entitled to notice of and to vote at the Meeting (the "Record Date"), the Company had outstanding one class of voting securities, its common stock, $1.00 par value ("Common Stock"). At the Record Date, 59,456,659 shares of Common Stock were outstanding, excluding 18,666,614 shares beneficially owned by AFC and 1,372,803 shares held by APU, each subsidiaries of the Company. Under state law, the shares held by subsidiaries are not entitled to vote and are therefore not considered to be outstanding for purposes of the Meeting. Each share of outstanding Common Stock is entitled to one vote on each matter to be presented at the Meeting. Abstentions (including instructions to withhold authority to vote for one or more nominees) and broker non-votes are counted for purposes of determining a quorum but will not be cast with respect to any item voted on at the Meeting. Broker non-votes will have no effect on the outcome of any matter; abstentions will have the effect of a negative vote on Proposal 2.

Cumulative Voting

        All shareholders have cumulative voting rights in the election of directors and one vote per share on all other matters. Cumulative voting allows a shareholder to multiply the number of shares owned on the Record Date by the number of directors to be elected and to cast the total for one nominee or distribute the votes among the nominees as the shareholder desires. Nominees who receive the greatest number of votes will be elected. In order to invoke cumulative voting, notice of cumulative voting must be given in writing to the President, a Vice President or the Secretary of the Company not less than 48 hours before the time fixed for the holding of the Meeting.

Proxies

       If a choice is specified on a properly executed proxy form, the shares will be voted accordingly. If a proxy form is signed without a preference indicated, those shares will be voted "FOR" the election of the eight nominees proposed by the Board of Directors and in favor of Proposal 2. The authority solicited by this Proxy Statement includes discretionary authority to cumulate votes in the election of directors. If any other matters properly come before the Meeting or any adjournment thereof, each properly executed proxy form will be voted in the discretion of the proxies named therein.

        Shareholders may vote in person or by proxy at the Meeting. Proxies given may be revoked at any time by filing with the Company either a written revocation or a duly executed proxy bearing a later date, or shareholders may appear at the Meeting and vote in person.

        Solicitation of proxies is being made by management at the direction of the Company's Board of Directors, without additional compensation, through the mail, in person, by facsimile or by telephone. The cost will be borne by the Company. In addition, the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and the Company will reimburse them for their expenses in so doing. The Company has also retained Morrow & Co., Inc. to aid in the solicitation of proxies for a fee estimated at $4,000 plus out of pocket expenses.

Adjournment and Other Matters

        Approval of a motion for adjournment or other matters brought before the Meeting requires the affirmative vote of a majority of the shares voting at the Meeting. Management knows of no other matters to be presented at the Meeting other than those stated in the Notice.

Principal Shareholders

        The  following shareholders are the only persons known by the Company
to  own beneficially 5% or more of its outstanding Common Stock as of   March
31, 1996:

                                   Amount and Nature of Beneficial Ownership
                           -------------------------------------------------------
                                                    Obtainable
Name and Address                                    upon Exercise
     of                         Common Stock        of Options                           Percent of
Beneficial Owner                Held (a)             (b)               Total             Class (c)
- ----------------                 ------------        -------------      ---------         ----------
Carl H. Lindner                 6,761,403 (d)         31,818           6,793,221           11.4%
One East Fourth Street
Cincinnati, Ohio 45202

Carl H. Lindner III             4,714,129 (e)         378,182          5,092,311           8.5%
One East Fourth Street
Cincinnati, Ohio 45202

S. Craig Lindner                4,714,130 (f)         89,455           4,803,585           8.1%
One East Fourth Street
Cincinnati, Ohio 45202

Keith E. Lindner                4,712,957 (g)         80,000           4,792,957           8.1%
250 East Fifth Street
Cincinnati, Ohio 45202

Lou Ann Flint, Trustee          4,973,101 (h)         - - -            4,973,101           8.4%
49 East Fourth Street
Cincinnati, Ohio 45202

FMR Corp.                       3,807,700 (i)         - - -            3,807,700 (i)       6.4%
82 Devonshire Street
Boston, Massachusetts  02109


        (a) Unless otherwise noted, the holder has sole voting and dispositive power with respect to the shares listed.

       (b) Represents shares of Common Stock which may be acquired within 60 days of March 31, 1996 through the exercise of options granted under the Company's Stock Option Plan. The Lindner family members listed above hold options (both vested and unvested) to purchase the following numbers of shares of Common Stock:

                      Carl H. Lindner                          51,818
                      Carl H. Lindner III                     400,000
                      S. Craig Lindner                        400,000
                      Keith E. Lindner                        400,000

        (c) The percentages of outstanding shares of Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner are 7.4%, 6.8% and 10.4%, respectively, after attributing the shares held in various trusts for the benefit of the minor children of Carl H. Lindner III and S. Craig Lindner (for which Keith E. Lindner acts as trustee with voting and dispositive power) to Keith E. Lindner.

        (d) Includes 1,009,812 shares held by his spouse, but excludes 4,972,901 shares held in a trust for the benefit of his family for which Lou Ann Flint acts as trustee with voting and dispositive power. Also includes 110 shares held in his account in a Company retirement plan over which account he has dispositive power but not the power to vote.

        (e) Includes 587 shares held by his spouse, 17,941 shares held by a trust over which his spouse has voting and dispositive power and 644,104 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power. Excludes 1,026 shares held in his account in a Company retirement plan over which account he has neither dispositive power nor the power to vote.

        (f) Includes 68,574 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

        (g) Excludes 1,419,818 shares (described in footnotes (e) and (f) above) which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith
E. Lindner has sole voting and dispositive power but no pecuniary interest.

        (h) Includes 4,972,901 shares (described in footnote (d) above) which are held in a trust for the benefit of the family of Carl H. Lindner over which Lou Ann Flint has sole voting and dispositive power as trustee but no pecuniary interest. Also includes 200 shares held by Ms. Flint as custodian for her minor children.

        (i) Of this amount, 3,401,500 shares were held by various funds managed by Fidelity Management & Research Company, a Massachusetts corporation ("Fidelity"), a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended. Fidelity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and provides investment advisory services to various funds which hold shares of Common Stock. Additionally, 406,200 shares were held in various institutional accounts for which Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, serves as investment manager. Fidelity and Fidelity Management Trust Company are wholly-owned subsidiaries of FMR Corp., a Massachusetts corporation. This information was derived from a Fidelity Schedule 13G dated February 14, 1996 containing information as of December 31, 1995.

        Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family") are the beneficial owners of approximately 44% of the Company's Common Stock. The Lindner Family may be deemed to be controlling persons of the Company.

PROPOSAL NO. 1    Election of Directors

        The Board of Directors has nominated eight directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. If any of the nominees should become unable to serve as a director, the proxies will be voted for any substitute nominee designated by the Board of Directors but, in any event, no proxy may be voted for more than eight nominees. The eight nominees who receive the greatest number of votes will be elected.

        The nominees for election to the Board of Directors are CARL H. LINDNER, CARL H. LINDNER III, S. CRAIG LINDNER, KEITH E. LINDNER, THEODORE H. EMMERICH, JAMES E. EVANS, THOMAS M. HUNT and WILLIAM R. MARTIN. All of these nominees were elected directors at the Company's last Annual Meeting of Shareholders held on June 6, 1995. Alfred W. Martinelli, formerly a director of the Company, resigned on March 20, 1996. See "Management" below for information concerning the background, securities holdings, remuneration and certain other matters relating to the nominees. Each of the nominees for director is also a director of APU and AFC.

        The Board of Directors recommends that shareholders vote FOR the election of these eight nominees as directors.


PROPOSAL NO. 2    Approval of the Non-Employee Directors' Compensation Plan

        On March 27, 1996, the Board of Directors adopted the Non-Employee Directors' Compensation Plan (the "Directors' Plan"), subject to approval by the Company's shareholders. The purpose of the Directors' Plan is to align further the interests of the Company's non-employee directors with the interests of shareholders by providing that a minimum of 50% of such directors' annual retainers are paid through the issuance of shares of Common Stock.

       If the Director's Plan is approved, all directors who are not officers or employees of the Company initially would be paid the following fees: an annual retainer of $40,000 ("Board Retainer"); an additional annual retainer of $12,000 for each Board Committee on which the non-employee director serves ("Committee Retainer"); and an attendance fee of $1,000 for each Board or Committee meeting attended ("Meeting Fees"). Non-employee directors who become directors during the year will receive a pro rata portion of these annual retainers. The retainers and fees to be paid under the Directors' Plan will be reviewed by the Board of Directors from time to time and are subject to change at its discretion without shareholder approval.

        The following is a description of the material provisions of the Directors' Plan.

       Payment Terms. Annual retainers and fees shall be paid by the Company quarterly, in arrears. The quarterly portion of the Board Retainer and Committee Retainer shall be paid 50% in cash and 50% in shares of Common Stock. The number of shares of Common Stock to be issued shall be determined by dividing the dollar value of the amount to be paid in Common Stock by the average of the high and low daily trading price of such Common Stock for the ten trading days prior to the end of the prior quarter, as reported on the New York Stock Exchange Composite Tape. The Meeting Fees accrued during any quarter, if any, shall be paid by the Company in cash, along with the cash portion of the applicable quarterly retainers.

        Election by Non-Employee Directors to Receive Cash Portion of Their Compensation in Additional Common Stock. Each non-employee director may elect to receive all or a portion (in 20% increments) of the quarterly cash portion of their applicable retainers for Board service in shares of Common Stock. Such election shall be irrevocable for each quarter and shall be made at least six months in advance of the date the non-employee director is to receive the quarterly payment.

        Effective Date; Expiration of Plan; Amendments. If approved at the Meeting, the Directors' Plan will become effective on July 1, 1996 (the "Effective Date"). Unless earlier terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. Subject to certain conditions, the Board may suspend or terminate the Directors' Plan or any portion of it at any time, and may amend it from time to time in such respects as the Board may deem advisable.

        Shares Subject to the Plan. One hundred thousand shares of Common Stock are authorized for issuance under the Plan.

        The following table sets forth the cash compensation paid in 1995 to the Company's non-employee directors as well as the compensation which would have been paid during 1995 under the Directors' Plan as proposed.

                            1995
                            Actual           1995 Compensation under New Plan (a)
                            ------           ---------------------------------------

                                             Dollar Value           Dollar Value of          Total
                            Dollar           of Cash                Common Stock Paid        Dollar
Name and Position           Value            Compensation           (b)                      Value
- -----------------           -------          ------------           -----------------        ---------
All Non-Employee             $254,000         $127,500                   $127,500            $255,000
 Directors as a
 group
 (4 persons)


        (a) Indicates amounts which would have been paid or granted in 1995 if the proposed Directors' Plan had been in effect on January 1, 1995, using the retainer and fee amounts recently adopted by the Board of Directors.

        (b) This amount would be paid in the form of shares of Common Stock having a fair market value equal to the compensation amount payable. This illustration assumes that none of the non-employee directors elected to take a portion of their cash compensation in the form of Common Stock or deferred any compensation to subsequent years.

        The affirmative vote of the holders of at least a majority of the shares of Common Stock present at the Meeting in person or by proxy will be required to approve Proposal 2 to adopt the Directors' Plan. Abstentions will have the same effect as a vote against the Proposal.

        The Board of Directors recommends that shareholders vote FOR the proposal to approve the Non-Employee Directors' Compensation Plan.

                                 MANAGEMENT

      The directors, nominees and executive officers of the Company are:

                                                                                           Director or
                                Age*                   Position                            Officer Since
                                ----     -----------------------------------------         -------------
Carl H. Lindner                 76         Chairman of the Board and Chief
                                           Executive Officer                                 1982
Carl H. Lindner III             42         Co-President and a Director                       1991
S. Craig Lindner                41         Co-President and a Director                       1985
Keith E. Lindner                36         Co-President and a Director                       1995
Theodore H. Emmerich            69         Director                                          1988
James E. Evans                  50         Senior Vice President and General Counsel
                                           and a Director                                    1985
Thomas M. Hunt                  72         Director                                          1982
William R. Martin               67         Director                                          1994
Neil M. Hahl                    47         Senior Vice President                             1982
Thomas E. Mischell              48         Senior Vice President - Taxes                     1995
Fred J. Runk                    53         Senior Vice President and Treasurer               1995


*As of March 31, 1996


        Carl H. Lindner (Chairman of the Board and Chief Executive Officer; Chairman of the Executive Committee) Mr. Lindner has been Chairman of the Board and Chief Executive Officer of the Company for more than five years. During the past five years, Mr. Lindner has also been Chairman of the Board and Chief Executive Officer of AFC, a diversified financial services company which became a subsidiary of the Company as a result of the Mergers. He is Chairman of the Board of Directors of American Annuity Group, Inc. ("AAG"), American Financial Enterprises, Inc. ("AFEI"), Chiquita Brands International, Inc. ("Chiquita") and Citicasters Inc. Mr. Lindner is the father of Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner.

        Carl H. Lindner III (Co-President; Member of the Executive Committee) Mr. Lindner was President of the Company from February 1992 until he become Co-President in March 1996. During the last five years, Mr. Lindner has been President of Great American Insurance Company ("Great American"), the
principal property and casualty insurance company subsidiary of AFC. Mr. Lindner is also a director of AFC and APU.

        S. Craig Lindner (Co-President; Member of the Executive Committee) Since March 1993, Mr. Lindner has been President of AAG, an 81%-owned subsidiary of AFC that markets tax-deferred annuities principally to employees of educational institutions. Mr. Lindner was elected President of American Money Management Corporation ("AMMC"), a subsidiary of AFC which provides investment services for the Company and its affiliated companies, in January 1996. For over five years prior thereto, he had served as Senior Executive Vice President of AMMC. Mr. Lindner is also a director of AAG, AFC, APU and Citicasters.

        Keith  E.  Lindner (Co-President; Member of the Executive  Committee)
During the last five years, Mr. Lindner has been President and Chief Operating Officer and a director of Chiquita, a worldwide marketer and producer of bananas and other food products in which the Company has a 44% ownership interest. Mr. Lindner is also a director of AFC and APU.

        Theodore H. Emmerich (Chairman of the Audit Committee; Member of the Compensation Committee) Until his retirement in 1986, Mr. Emmerich was managing partner of the Cincinnati office of the independent accounting firm of Ernst & Whinney. He is also a director of AFC, APU, Citicasters Inc., Carillon Fund, Inc., Carillon Investment Trust, Gradison Custodial Trust, Gradison-McDonald Municipal Custodial Trust, Gradison-McDonald Cash Reserve Trust and Summit Investment Trust.

       James E. Evans (Senior Vice President and General Counsel) During the past five years, Mr. Evans has been Vice President and General Counsel of AFC. Mr. Evans is also a director of AFC, AFEI, APU and Citicasters.

        Thomas M. Hunt (Member of the Compensation Committee.) During the past five years, Mr. Hunt has been Chairman of the Board of Hunt Petroleum Corporation, an oil and gas production company. He is also a director of AFC and APU.

        William R. Martin (Chairman of the Compensation Committee; Member of the Audit Committee.) During the past five years, Mr. Martin has been Chairman of the Board (since 1993) and President and Chief Executive Officer (until 1993) of MB Computing, Inc., a computer software and services company. Mr. Martin is also a director of AAG, AFC and APU.

        Neil M. Hahl has served as a Senior Vice President of the Company for more than five years.

        Thomas E. Mischell is Senior Vice President - Taxes of the Company. He has served as a Vice President of AFC for over five years.

        Fred J. Runk is Senior Vice President and Treasurer of the Company. He has served as Vice President and Treasurer of AFC for more than five years.

        In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring that included a prepackaged plan of reorganization filed in November of that year under Chapter 11 of the Bankruptcy Code. Messrs. Carl H. Lindner, Mischell and Runk had been executive officers of that company within two years before its bankruptcy reorganization.

Securities Ownership

        The following table sets forth information, as of March 31, 1996, concerning the beneficial ownership of equity securities of the Company and its subsidiaries by each director, nominee for director, the executive officers named in the Summary Compensation Table (see "Compensation" below) and by all directors and executive officers as a group. Such information is based on data furnished by the persons named. Except as set forth in the following table, no director or executive officer beneficially owned 1% or more of any class of equity security of the Company or any of its subsidiaries outstanding at March 31, 1996.

                                      Amount and Nature of Beneficial Ownership (a) (b)
                                      -------------------------------------------------
                                                                            Shares ofCommon Stock
                                      Shares of Common                      Obtainable on Exercise
Name of Beneficial Owner              Stock Held                            of Options(c)
- -------------------------             -----------------                     ----------------------
Carl H. Lindner (d)                         6,761,403  (e)                                31,818
Carl H. Lindner III (d)                     4,714,129  (f)                               378,182
S. Craig Lindner (d)                        4,714,130  (g)                                89,455
Keith E. Lindner (d)                        4,712,957  (h)                                80,000
Theodore H. Emmerich                            3,400                                     12,819
James E. Evans                                 41,846                                      1,000
Thomas M. Hunt                                  3,000                                     12,819
William R. Martin                               - - -                                      6,000
All directors and
executive officers
as a group (d)                             21,033,892                                    928,035

        (a) Unless otherwise indicated, the persons named have sole voting and dispositive power over the shares reported.

         (b) Does not include the following ownership interests in subsidiaries of the Company: Messrs. Emmerich, Evans, Hunt and S.C. Lindner and all directors and executive officers as a group beneficially own 561, 19,638, 382, 45,308 and 76,588 shares, respectively, of the common stock of American Annuity Group, Inc.; Mr. Evans and all directors and executive officers as a group beneficially own 116,000 and 279,194 shares, respectively, of the common stock of AFEI; and Mr. Martin and all directors and executive officers as a group beneficially own 38,508 and 54,780 shares, respectively, of the preferred stock of AFC. Also excludes the following interests in Chiquita and
Citicasters: Messrs. Emmerich, C.H. Lindner, K.E. Lindner, S.C. Lindner and all directors and executive officers as a group beneficially own 200, 41,081, 39,806, 42,645 and 211,969 shares, respectively, of the common stock of Chiquita; and Messrs. Emmerich, Evans, C.H. Lindner, S.C. Lindner and all directors and executive officers as a group beneficially own 7,425, 94,500, 3,432,666, 85,500 and 3,695,673 shares, respectively, of the common stock of Citicasters.

        (c) Consists of shares of Common Stock purchasable within 60 days of March 31, 1996 through the exercise of the vested portion of stock options granted under the Company's Stock Option Plan.

       (d) The shares set forth for Carl H. Lindner, Carl H. Lindner III, S.C. Lindner and Keith E. Lindner and all directors and officers as a group constituted 11.4%, 8.5%, 8.1%, 8.1% and 36.4%, respectively, of the Common Stock outstanding at March 31, 1996. For information as to the percentage of outstanding shares beneficially owned (within the meaning of Rule 14d-3 under the Securities Exchange Act of 1934) by such Lindner family members, see "Principal Shareholders."

        (e) Includes 1,009,812 shares held by his spouse and 110 shares held in his account in a Company retirement plan over which account shares he has dispositive power but not the power to vote. Excludes 4,972,901 shares held in a trust for the benefit of his family for which a third party serves as trustee.

        (f) Includes 587 shares held by his spouse, 17,941 shares held by a trust over which his spouse has voting and dispositive power and 644,104 shares which are held in various trusts for the benefit of his minor children for which Keith E. Lindner acts as trustee with voting and dispositive power. Excludes 1,026 shares held in his account in a Company retirement plan over which account shares he has neither dispositive power nor the power to vote.

        (g) Includes 68,574 shares held by his spouse as custodian for their minor children or in a trust over which his spouse has voting and dispositive power and 775,714 shares which are held in various trusts for the benefit of their minor children for which Keith E. Lindner acts as trustee with voting and dispositive power.

        (h)      Excludes  1,419,818 shares (described in footnotes  (f)  and
(g)), which are held in various trusts for the benefit of the minor children of his brothers, Carl H. Lindner III and S. Craig Lindner, over which Keith
E. Lindner has sole voting and dispositive power but no pecuniary interest.

                                COMPENSATION

        The following table summarizes the aggregate cash compensation for 1995, 1994 and 1993 of the Company's Chairman of the Board and Chief Executive Officer and its four other most highly compensated executive officers during 1995 (such five executive officers being herein referred to as the "Named Executive Officers"). Such compensation includes amounts paid by AFC, APU and their subsidiaries and certain affiliates during 1995, including the period prior to the Mergers.

                         SUMMARY COMPENSATION TABLE
                                                                                Long-Term
                                             Annual Compensation               Compensation
                                        ---------------------------------  ----------------
Name                                                         Other Annual  Securities Underlying  All Other
and                                    Salary                Compensation  Options Granted        Compensation
Principal Position (a)        Year     (b)(c)     Bonus (c)  (d)           (# of Shares)          (e)
- ----------------------        ----     -------    --------   ------------- -------------------    -------------
Carl H. Lindner               1995  $1,364,000    $900,000      $254,000            ---             $169,000
Chairman of the Board and     1994     981,000     800,000           ---            ---               87,000
Chief Executive Officer       1993     894,000   1,000,000           ---         50,000              125,000

Carl H. Lindner III           1995  $1,076,000    $900,000      $223,000            ---             $  2,000
Co-President                  1994   1,011,000     800,000           ---            ---               53,000
                              1993     879,000   1,000,000           ---       105,000                99,000

S. Craig Lindner (a)          1995  $1,121,000    $900,000      $142,000        388,181 (f)         $ 83,000
Co-President

Keith E. Lindner (a)          1995    $935,000    $900,000     $     ---        400,000             $ 30,000
Co-President

James E. Evans (a)            1995    $948,000    $850,000      $ 10,000         50,000             $ 58,000
Senior Vice President and
General Counsel


        (a) S. Craig Lindner, Keith E. Lindner and James E. Evans became executive officers of the Company in April 1995. In March 1996, Messrs. Carl
H. Lindner III (formerly President), S. Craig Lindner and Keith E. Lindner (each formerly a Vice Chairman) were elected to the position of Co-President.

        (b) Overall, the 1995 annual cash compensation paid by the Company and its affiliates to the four Lindner family members listed above was substantially less than they received prior to the Mergers from AFC and its affiliates, including the Company. The 1996 base annual salary for the Chief Executive Officer and Co-Presidents has been set at $900,000.

       (c) The salary column includes with respect to Carl H. Lindner and Keith E. Lindner, $269,000 and $935,000, respectively, representing salary paid to these individuals during 1995 by Chiquita.

        (d) This column includes amounts for (i) personal homeowners and automobile insurance coverage, and (ii) the use of corporate aircraft and value of automobiles. AFG business requires AFG executives to travel frequently. To assure security and to minimize travel time, AFG requires or encourages certain executives and their families to utilize corporate aircraft for personal travel. AFG does not incur significant additional cost for such personal use and reports such use as additional compensation for income tax purposes.

                                                                 Aircraft &
        Name                         Year         Insurance      Automobile
        ---------------------        ----         ---------      -----------
        Carl H. Lindner              1995         $18,000         $236,000

        Carl H. Lindner III          1995         $17,000         $206,000

        S. Craig Lindner             1995         $20,000         $122,000

        Keith E. Lindner             1995         --                   --

        James E. Evans               1995         --               $10,000

       (e) Consists of Company or subsidiary contributions or allocations under the (i) defined contribution retirement plans and (ii) employee savings plan in which the following Named Executive Officers participate (and related accruals for their benefit under the Company's benefit equalization plan which generally makes up certain reductions caused by Internal Revenue Code limitations in the Company's contributions to certain of the Company's retirement plans) and Company paid group life insurance, as follows:

                                               Retirement       Savings      Directors'      Term
Name                     Year      ESORP       Plan             Plan         Fees            Life
- -----------------        ----      -------     ----------       -------      ---------       --------
Carl H. Lindner           1995      $30,000        $56,000       $18,000       $25,000        $40,000
                          1994           --         49,000            --            --         38,000
                          1993           --        100,000            --            --         25,000

Carl H. Lindner III       1995      $30,000         67,000            --       --              $6,000
                          1994           --         51,000            --       --               2,000
                          1993           --         97,000            --       --               2,000

S. Craig Lindner          1995      $30,000         --                --       $51,000         $2,000

Keith E. Lindner          1995      $30,000         --                --       --            --

James E. Evans            1995      $30,000         --                --       $25,000         $3,000

        (f) Does not include 75,000 AAG Stock appreciation rights granted and cancelled in 1995.

Stock Options

        The tables set forth below disclose stock options granted to, or exercised by, the Named Executive Officers during 1995, as well as the number and value of unexercised options held by them at December 31, 1995.

                          OPTION/SAR GRANTS IN 1995

                                              Individual Grants
                             ---------------------------------------------
                                                                               Potential Realizable
                                                          Exercise             Value at Assumed Annual
                                              Percent     Price                Rates of Stock Price
                             Number of        of total    Per Share            Appreciation for Option
                             Securities       Options     fair                 Term (b)
                             Underlying       Granted     market               ------------------------
                             Granted (a)      to          value at
                                              Employees   date of   Expiration
Name                         (# of shares)    in 1995     grant)    date          5%           10%
- -----------------------      -------------    --------    -------   ---------  -------      -----------
Carl H. Lindner              -                  -         -         -          -                   -
Carl H. Lindner III (c)      -                  -         -         -          -                   -
S. Craig Lindner             AFG    388,181     18.1%     $23.97    4/10/05
$5,851,675                   $14,829,293
                             AAG    75,000      21.0%     $9.28     2/14/05    (d)          (d)
Keith E. Lindner             AFG    400,000     18.7%     $23.97    4/10/05
$6,029,842                   $15,280,803
James E. Evans               AFG    150,000     7.0%      $30.06    12/25/05
$2,835,686                   $7,186,185


       (a) The options were granted under the Company's Stock Option Plan and cover Company Common Stock. They vest (become exercisable) to the extent of 20% per year, beginning one year from the respective dates of grant, and become fully exercisable in the event of death, disability or retirement or in the event of involuntary termination of employment without cause within one year after a change of control of the Company.

        (b) Represents the hypothetical future values that would be realizable if all of the options were exercised immediately prior to their expiration in 2005 and the market price of the Company's Common Stock had appreciated in value through the year 2005 at the annual rate of 5% (to $39.04 per share for the April grants and $48.96 per share for the December grant) or 10% (to $62.17 per share for the April grants and $77.97 per share for the December grant). Such hypothetical future values have not been discounted to their respective present values, which are lower.

        (c) On April 7, 1995, Carl H. Lindner III surrendered to the Company (for no consideration) options to purchase 250,450 shares of Common Stock. Following that action and the option grants to S. Craig Lindner and Keith E. Lindner, each of these executive officers held the same number of Company employee stock options.

        (d) In May 1995, S. Craig Lindner agreed to cancel these SARs in connection with the exercise of his vested SARs.


   AGGREGATED OPTION/SAR EXERCISES IN 1995 AND 1995 YEAR-END OPTION VALUES

                               SAR                         Number of Securities
                               Shares                      Underlying Un-        Value of Unexercised
                               Acquired                    exercised Options     In-the-Money Options
                               on                          at Year End           at Year End (a)
                               Exercise                    ---------------       -----------------------
                       Comp-   (# of        Value          Exer-      Unexer-    Exer-            Unexer-
Name                   any     Shares)      Realized       cisable    cisable    cisable          cisable
- ----------------       ------  -------      ----------     -------    -------    --------         --------
Carl H. Lindner          AFG     652,722     $6,340,557     21,818     20,000       $249,375       $73,050
Carl H. Lindner III      AFG           -              -    378,182     21,818     $2,511,309      $150,575
S. Craig Lindner         AFG           -              -     11,819    388,181        $93,702    $2,583,345
                         AAG      85,000         52,675          -          -              -             -
Keith E. Lindner         AFG           -              -          -    400,000              -    $2,662,000
James E. Evans           AFG      10,819        $66,654      1,000    150,000              -       $84,750
                         AFEI          -              -    115,000          -        $93,750             -
        (b)

        (a) The value of unexercised in-the-money options is calculated based on the closing market price on December 29, 1995 (the last trading day of the year) for: the Company's Common Stock on the New York Stock Exchange of $30.625 per share and AFEI's common stock on the Pacific Stock Exchange of $21.75 per share.

        (b) American Financial Enterprises, Inc., an 83%-owned subsidiary of the Company.

Compensation Committee Report

       The Compensation Committee of the Board of Directors consists of three directors, none of whom is an employee of the Company or any of its subsidiaries. The Committee's functions include reviewing, and making recommendations to the Board of Directors with respect to the compensation of the Company's senior executive officers, as defined from time to time by the Board. For 1995, the term senior executive officers included the Chairman of the Board and Chief Executive Officer (the "CEO"), the Co-Presidents (formerly the President and Vice Chairmen of the Board) and each other executive officer whose annual base salary exceeded $350,000. During 1995, the Board generally delegated to the CEO the authority to approve the compensation of the executive officers whose base salary is less than $350,000. However, the Compensation Committee has the exclusive authority to grant stock options under the Company's Stock Option Plan to employees of the Company and its subsidiaries, including senior executive officers.

       Compensation of Executive Officers. The Company's compensation system for executive officers of the Company has three principal components: annual base salary, annual incentive bonuses and stock option grants.

        Before making decisions regarding salaries, bonuses and option grants for senior executives, the Committee's practice is first to discuss such matters with the CEO and the Co-Presidents and then to solicit their recommendations based on such discussions. After the Committee has deliberated and formed its recommendations, its practice is to present them to the full Board for its approval (except in the case of stock option grants, which are not subject to Board approval). The compensation decisions discussed in this report conformed with recommendations made by the Committee, the CEO and the Co-Presidents.

        After completion of the Mergers, a new Compensation Committee consisting entirely of independent directors was formed and, in addition to the functions described above, was charged with developing an annual bonus system for the CEO, the Co-Presidents and the senior executive officers that would make a substantial portion of their total compensation dependent on the Company's performance, including achievement of pre-established earnings per share targets.

        Shortly after the Mergers, the Board acted on the recommendation of the Committee and fixed the annual base salary for the CEO and the Co-Presidents at $900,000. For each such executive officer, the Company salary is reduced by the amount of salary and director fee payments received from affiliates of the Company. The amounts shown in the Summary Compensation Table are greater than $900,000 as a result of the higher salaries for the CEO and the Co-Presidents prior to the Mergers.

        In August 1995, the Committee determined that it was not practical to implement an annual bonus system for 1995 based on objective criteria. This determination was made primarily because the Mergers were not consummated until the second quarter of 1995. Although the debt reductions and operating efficiencies resulting from the Mergers were effected as soon as practicable after the Mergers, much of the savings from such measures could not be realized until later in 1995. The Committee determined that 1995 bonuses paid to senior executives (including the CEO and the Co-Presidents) would be determined by the Committee in its sole discretion.

        In January 1996, the Committee developed an annual bonus system for 1996 that will make 60% of each participant's annual bonus dependent on the Company attaining certain earnings per share targets and 40% on the Company's overall performance, as determined by the Committee. A significant aspect of the 1996 annual bonus system is that 25% of any bonuses will be paid in Common Stock. As in the grant of stock options discussed below, the Committee believes that payment of a substantial portion of annual bonuses in Common Stock will align further the Company's senior executives' interests with those of shareholders. The Committee also selected the executives whose annual bonus will be subject to this system, including the CEO, the Co-Presidents and the Senior Vice Presidents. The Committee established the earnings per share targets that are to be the measure for the greater part of such bonus payments. The Board adopted all of the Committee's recommendations with respect to the annual bonus system for 1996.

        Annual Base Salaries. The Committee's policy is to approve annual base salaries and salary increases for senior executive officers that are appropriate, in the Committee's subjective judgment, for their respective positions and levels of responsibilities.

        Annual Bonuses. The bonuses awarded to senior executive officers for 1995 (which are disclosed in the Summary Compensation Table) were based on assessments of both Company performance and individual performance during 1995. The Committee awarded each such executive officer a 1995 bonus of $900,000 and bonuses to other senior executives substantially equivalent to their 1994 bonus awards. As explained below under the discussion of the CEO's compensation, after reviewing a number of objective and subjective factors, the Committee made a qualitative judgment that the Company's performance and accomplishments in 1995 warranted bonuses in the amounts awarded. In determining the 1995 bonuses, the Committee did not specifically relate any measure of performance or any accomplishment to the level of bonuses awarded. Nor did the Committee assign relative weight to any specific performance factor. Rather, the Committee members made the subjective determination that the bonuses awarded were appropriate in view of their qualitative judgment that 1995 represented a year of significant achievement for the Company that was in large part attributable to the talents and efforts of its senior executives.

        In determining the annual base salaries and 1995 bonuses to the CEO and the Co-Presidents, the Committee was fully aware that the 1995 cash compensation received by such executives is substantially less than the aggregate annual compensation they have received from AFC, its subsidiaries and affiliates in recent years. The annual base salary and bonuses received by the CEO and the Co-Presidents from the Company and its affiliates are virtually identical because the Committee views them as working as a management team whose skills and areas of expertise complement each other.

        In 1993, Congress enacted a $1 million ceiling on tax-deductible remuneration paid after January 1, 1994 to the five most highly compensated executive officers of a publicly held corporation. The limitation does not apply to remuneration payable solely on account of the attainment of one or more performance goals pursuant to a plan approved by the compensation committee of outside directors and by shareholders. The Committee intends to review the 1996 annual bonus system with regard to the tax deductibility of compensation paid pursuant to such system. The Company does not anticipate that this limitation will apply to the compensation paid to any of its employees in 1996.

       Stock Option Grants. Stock options represent an important part of the company's performance-based compensation system. The Committee believes that Company shareholders' interests are well served by aligning the Company's senior executives' interests with those of its shareholders through the grant of stock options. Options under the Company's Stock Option Plan are granted at exercise prices equal to the fair market value of Common Stock on the date of grant and vest at the rate of 20% per year. The Committee believes that these features provide an optionee with substantial incentive to maximize the Company's long-term success. The stock option tables included in this Proxy Statement, including the table disclosing options granted in 1995, reflect the Committee's policy of granting options to executive officers that are commensurate, in the Committee's subjective judgment, with their respective positions and ability to positively impact the Company's performance. As stated above, the Committee views the CEO and the Co-Presidents collectively acting as a management team and, as a result, each of the Co-Presidents now has stock options to purchase the same number of shares of Common Stock. In deciding the sizes of the stock option grants to other executive officers in 1995, the Committee took into account the sizes and dates of previous option grants to other executive officers.

        Compensation of the CEO. Shortly after the Mergers were completed, the CEO's annual base salary was set at $900,000 for the reasons discussed above. The annual bonus awarded for 1995 to the CEO was determined on the basis described above under "Compensation of Executive Officers - Annual Bonuses." More specifically, the Committee evaluated the Company's achievements, both financial and non-financial, for the year and the CEO's contributions to those achievements. The Committee first concluded that 1995 was a year of significant achievement for the Company. The Committee based this conclusion primarily on the following: an increase in the Company's shareholders' equity and a decrease in the debt to total capital ratio since the completion of the Mergers; strong earnings; and the growth in premium volume of the Company's insurance businesses, other than its California workers' compensation insurance subsidiary. Second, the Company completed the Mergers, allowing APU to fulfill its strategic objective of complementing its existing insurance operations by combining with AFC's high-quality property and casualty insurance businesses. Additionally, the Mergers enabled the Company to make profitable use of most of its substantial cash and temporary investments through the early retirement of relatively expensive AFC and APU debt. The Committee concluded that the CEO's leadership contributed substantially to these accomplishments and made the qualitative judgment that the size of bonus awarded to the CEO for 1995 was warranted.

Members  of  the Compensation Committee:    William R.  Martin, Chairman
                                            Theodore H. Emmerich
                                            Thomas H. Hunt

Performance Graph

        The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") 500 Stock Index and the S&P Property-Casualty Insurance Index from the end of 1990 to the end of 1995.

                                   Base
Index Name                         Period                          Indexed Returns
- --------------------               -------      ---------------------------------------------------
                                  1990       1991         1992        1993       1994       1995
                                  ----       ----         ----        ----       ----       ----
American Financial                100.00     135.26       144.27      193.04     159.81      194.55
  Group, Inc.

S & P Index                       100.00     130.47       140.41      154.56     156.60      215.45

S & P Property-                   100.00     125.19       146.61      144.02     151.07      204.54
  Casualty Insurance
  Index


       Assumes $100 invested on December 31, 1990 in APU Common Stock (as the predecessor to AFG), the S&P 500 Stock Index and the S&P Property-Casualty Insurance Index, including reinvestment of dividends.

Certain Transactions

        AFG and its subsidiaries have had and expect to continue to have transactions with AFG's directors, officers, principal shareholders, their affiliates and members of their families. AFG believes that the financial terms of these transactions are comparable to those that would apply to unrelated parties and are fair to AFG.

        On April 3, 1995, the Mergers were consummated, resulting in AFG acquiring all of the common stock of AFC and APU. In connection with the Mergers, (i) each then outstanding share of APU common stock was converted into one share of common stock of the Company, (ii) each then outstanding share of AFC common stock was converted into 1.435 shares of common stock of the Company, and (iii) APU and AFC become subsidiaries of the Company.

       In the Mergers, 28.3 million shares of Common Stock were issued to the former shareholders of AFC, consisting of Carl H. Lindner, members of his family and trusts for their benefit. The Mergers were approved by APU's Board of Directors based on the recommendation of a special committee of APU's independent directors. In making its recommendation, the special committee relied on an opinion of Furman Selz Incorporated that the number of shares of Common Stock of the Company to be issued to the shareholders of AFC was fair to the shareholders of APU (other than AFC) from a financial point of view. The Mergers were approved by the shareholders of APU at a Special Meeting of Shareholders held on March 23, 1995.

        During the first three months of 1995, the Company's insurance subsidiaries received approximately $38.5 million in premiums from Great American and its insurance company subsidiaries under various reinsurance arrangements.

       Prior to the Mergers, the Company's subsidiaries provided various risk management and real estate management services to AFC and its subsidiaries and affiliates. Operating costs for services provided under these arrangements have been allocated to AFC based upon estimated hourly rate charges for salary and fringe benefits, supplies and rental expense in respect of the services performed. AFC and its subsidiaries and affiliates were billed approximately $75,000 in the aggregate for the services of such Company subsidiaries in the first three months of 1995.

        The Company's Stock Option Loan Program permits officers, employees and directors who are participants in the Stock Option Plan to borrow from the Company up to 95% of the purchase price for the Company shares acquired upon exercise of an option (plus any applicable withholding taxes payable upon exercise). Under the terms of such Program, the interest rate of such loans is the applicable federal rate for loans compounded semiannually in effect under Section 7872 of the Internal Revenue Code as of the date of the loan. Since January 1, 1995, loans under this Program have been outstanding to executive officers of the Company as follows:

                                             Largest Amount
                                             Outstanding                  Amount             Annual
                             Date of         Since                        Outstanding        Interest
Name                         Loan            January 1, 1995              at Record Date     Rate
- --------------------         --------        ----------------             --------------     --------
Neil M. Hahl                   9/29/92              $123,269                $123,269         3.98%
                              11/22/93               161,099                 161,099         3.65
                              12/27/94               197,006                 197,006         6.55
                              12/27/94               189,992                 189,992         7.75
                              12/21/95               244,637                 244,637         5.57

Robert W. Olson (a)             2/8/91               120,802                      --         7.06
                               9/29/92               107,221                      --         3.98
                              11/22/93               214,770                      --         3.65
                              12/27/94               147,722                      --         6.55


        (a)      Resigned  as an executive officer of the Company  in  August
1995.

        In March 1996, Alfred W. Martinelli repaid approximately $8.9 million in secured notes payable to the Company. These notes were delivered in 1985 and 1986 by Mr. Martinelli in payment of the purchase price for convertible Preference Stock of APU issued to him under the Company's now-terminated Career Share Purchase Plan.

        Also in March 1996, the Company sold the stock of its subsidiary, Buckeye Management Company ("Buckeye"), to an investment group consisting of members of Buckeye's management (including Mr. Martinelli) and Buckeye's employees, for approximately $63 million in cash. Mr. Martinelli is the Chairman of the Board and Chief Executive Officer of Buckeye.

        The Company leases office space for its headquarters in The Provident Tower building in Cincinnati, Ohio, which is owned by AFC. Rental amounts paid to AFC under the lease were approximately $300,000 or the first three months of 1995. Under the lease terms, the Company also paid a proportionate share of operating and tax expense increases.

        In the first three months of 1995, the Company utilized the services of Provident Travel Corporation, an AFC subsidiary which is a travel agency, to facilitate business travel by Company employees on terms and conditions customarily offered by commercial travel agencies in the area. The Company purchased airline tickets and accomodations through Provident Travel in the amount of approximately $150,000 during that period.


        AFC provides security guard and surveillance services at the main office of Provident Bancorp, Inc. ("Provident") for which Provident paid $100,000 in 1995. Members of the Lindner family are the majority owners of Provident. Provident leases its main banking and corporate office from AFC. During 1995, the lease agreements were rewritten and extended to the year 2010, with Provident receiving $1.2 million, which represents the net present value of the difference between payments of the old and current lease agreements. Provident paid rent under the leases of $1,397,000 in 1995.

        In December 1995, AFG and Richard E. Lindner, a brother of Carl H. Lindner, purchased 49% and 11%, respectively, of the common stock of a
Florida homebuilder. AFG invested $3.6 million and Richard E. Lindner invested $825,000.

Directors' Compensation

        Pending shareholder approval and implementation of the Company's 1996 Directors' Compensation Plan, the fee schedule for the Company's directors, paid only to directors who are not officers or employees of the Company, is as follows: annual fee, $37,000; attendance fee for each Board of Directors meeting, $1,250; annual committee fee, $7,000; attendance fee for each committee meeting, $1,000; and annual committee chairmanship fee for the Audit Committee, $10,000, and the Compensation Committee, $10,000. In addition, directors not also officers or employees of the Company are compensated $1,500 per day and reimbursed for related out-of-pocket expenses for special services requested of them by the Chief Executive Officer beyond the normal responsibilities of a member of the Board of Directors or of a Board committee.

        The Board of Directors has a program under which a retiring Company director (other than an officer or employee of the Company or any of its subsidiaries) will, if he has met certain eligibility requirements, receive upon his retirement (in a lump sum or, at his election, in deferred payments) an amount equal to five times the then current annual director's fee. For purposes of this program, retirement means resignation as a Company director or not being nominated for reelection by shareholders as a Company director. To be eligible for the retirement benefit, a person must have served as a Company director for at least four years while not an officer or employee of the Company or any of its subsidiaries. In addition, a Company director will not become eligible for the retirement benefit until reaching age 55. A director who receives a retirement benefit must provide consulting services to the Company on request for five years following retirement without further compensation (except reimbursement for expenses). Under the program, a death benefit equal to the retirement benefit will be paid (in lieu of any retirement benefit under the program) to the designated beneficiary or legal representative of any person who dies while serving as a Company director, whether or not eligible for a retirement benefit at time of death. This death benefit will not be available to a director who at any time during the two years immediately preceding death was an officer or employee of the Company or any of its subsidiaries.

        In addition to providing for the grant of stock options to key employees, the Stock Option Plan provides for automatic annual grants of options to each non-employee director of the Company. During 1995, each non-employee director was granted an option under the foregoing provisions of the Stock Option Plan to purchase 1,000 shares at an exercise price of $24.75 per share on June 1, 1995, the exercise price being the fair market value of the Company's Common Stock on the date of grant.

        In December 1994, APU formed a special committee of the Board of Directors to evaluate the terms of the proposed Mergers and make a recommendation to the Board as to the fairness of the Mergers to the Company's public shareholders. For their work on this committee, the members of the special committee were paid the following amounts by the Company: Mr. Martinelli, Chairman of the Committee ($40,000), Messrs. Emmerich, Hunt and Martin, members of the committee ($30,000 each).

Committees and Meetings of the Board of Directors

        The Company's Board of Directors held six meetings and took action in writing two times in 1995. The Company's Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. There is no Nominating Committee.

               Executive Committee:  The Executive Committee consists of Carl
H. Lindner (Chairman), Carl H. Lindner III, S. Craig Lindner and Keith E. Lindner. The Committee's functions include analyzing the future development of the business affairs and operations of the Company, including further expansion of businesses in which the Company is engaged and acquisitions and dispositions of businesses. With certain exceptions, the Executive Committee is generally authorized to exercise the powers of the Board of Directors between meetings of the Board of Directors. The Executive Committee consulted among themselves informally many times throughout the year and took action in writing on seven occasions in 1995.

                Audit Committee. The Audit Committee consists of Theodore H. Emmerich (Chairman) and William R. Martin. Neither is an officer or employee of the Company or any of its subsidiaries. The Committee's functions include recommending to the Board of Directors the engagement of independent accounting firms to audit the financial statements of the Company and its subsidiaries and to provide other audit-related services and recommending the terms of such firms' engagements; reviewing the engagement of independent accounting firms to provide non-audit services, including the terms of their engagements; reviewing the adequacy and implementation of the Company's internal audit function; reviewing the policies, procedures and principles of the management of the Company for purposes of conformity to the standards required by the Foreign Corrupt Practices Act; establishing procedures designed to provide and encourage timely access to the Committee by the independent accounting firms engaged by the Company, its internal audit department and its principal financial officers; and conducting such investigations relating to the Company's financial affairs as the Committee or the Board of Directors deems desirable. The Committee's functions also include supervising, reviewing and reporting to the Board of Directors on the performance of management committees of the Company responsible for the administration and the management of the investments of the employee benefit plans of the Company and its subsidiaries. The Audit Committee met four times and took action in writing on one occasion in 1995.

               Compensation Committee The Compensation Committee consists of William R. Martin (Chairman), Theodore H. Emmerich and Thomas M. Hunt. The functions of the Compensation Committee are discussed under "Compensation - Compensation Committee Report." The Compensation Committee met five times in 1995.

       INDEPENDENT AUDITORS

        The accounting firm of Ernst & Young LLP served as the Company's independent auditors for the fiscal year ended December 31, 1995. Representatives of that firm will attend the Meeting and will be given the opportunity to comment, if they so desire, and to respond to appropriate questions that may be asked by shareholders. No auditor has yet been selected for the current year because it is generally the practice of the Company not to select independent auditors prior to the annual shareholders meeting.

        In August 1995, pursuant to a recommendation of the Audit Committee, the Company engaged Ernst & Young LLP to be its principal independent accountants for purposes of performing the 1995 audit of the Company's financial statements and informed its previous principal independent accountants, Deloitte & Touche LLP, of its action. Management of the Company felt that this would enable the Company to better coordinate financial reporting matters with AFC (its predecessor for accounting and reporting purposes). Ernst & Young LLP has been the auditor for all major subsidiaries and investees of the Company, except APU.

        In connection with the audit of the Company's balance sheet as of December 9, 1994 (date of inception) and during the subsequent interim periods, there have been no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope, or procedures with Deloitte & Touche LLP, which disagreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference in their opinion to the subject matter of the disagreement. The report of Deloitte & Touche LLP on the December 9, 1994 Balance Sheet of the Company did not contain an adverse opinion, or a disclaimer of opinion, and was not qualified as to uncertainty, audit scope or accounting principles.

       NOMINATIONS AND SHAREHOLDER PROPOSALS

         In accordance with the Company's Code of Regulations (the "Regulations"), the only candidates eligible for election at a meeting of shareholders are candidates nominated by or at the direction of the Board of Directors and candidates nominated at the meeting by a shareholder who has complied with the procedures set forth in the Regulations. Shareholders will be afforded a reasonable opportunity at the 1996 Annual Meeting to nominate candidates for the office of director. However, the Regulations require that a shareholder wishing to nominate a director candidate must have first given the Secretary of the Company at least five and not more than thirty days prior written notice setting forth or accompanied by (a) the name and residence of the shareholder and of each nominee specified in the notice, (b) a representation that the shareholder was a holder of record of the Company's voting stock and intended to appear, in person or by proxy, at the meeting to nominate the persons specified in the notice and (c) the consent of each such nominee to serve as director if so elected.

        If a shareholder desires to have a proposal included in the proxy statement for the 1997 annual shareholders meeting, such proposal must be received by the Company's Secretary at his office by December 31, 1996 in order to be considered for inclusion.

       REQUESTS FOR FORM 10-K

       The Company will send, upon written request, without charge, a copy of the Company's most current Annual Report on Form 10-K to any shareholder who writes to Fred J. Runk, Senior Vice President and Treasurer, American Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202.


                                   By  order of the Board of Directors,




                                   James C. Kennedy
                                   Secretary

Cincinnati, Ohio
April 22, 1996